Exhibit 23.6
Mr. Martin H. Eden
Chief Financial Officer
Gran Tierra Energy Inc. (Gran Tierra)
300, 611-10th Ave SW
Calgary, Alberta T2R 0B2
Gran Tierra Registration Statement:
Form S-1 (Reg. No. 333-132352)
Filed with the U.S. Securities Exchange Commission
Dear Mr. Eden:
As the former independent reserve engineers for Argosy Energy International, Huddleston & Co., Inc. (Huddleston) hereby confirms that it has granted and not withdrawn its consent to the reference to Huddleston’s review of Argosy’s reserves in the form and context disclosed by Gran Tierra in this Post Effective Amendment No. 1 to Form SB-2 of Form S-1 to Registration Statement No. 333-132352 filed with the U.S. Securities and Exchange Commission.

HUDDLESTON & CO., INC.
/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
President Houston, Texas January 22, 2008